Exhibit (a)(1)

STILLWATER MINING COMPANY

FUNDAMENTAL CHANGE REPURCHASE RIGHT NOTICE, NOTICE OF RIGHT TO CONVERT, NOTICE OF REFERENCE PROPERTY TO BE RECEIVED UPON CONVERSION, NOTICE OF ENTRY INTO SUPPLEMENTAL INDENTURE AND OFFER TO REPURCHASE

TO HOLDERS OF

1.75% Convertible Senior Notes due 2032 (CUSIP No. 86074Q AL6)

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture, dated as of November 29, 2010 (the “Base Indenture”), by and between Stillwater Mining Company, a Delaware corporation (the “Company”), and Delaware Trust Company, as successor to Law Debenture Trust Company of New York, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of October 17, 2012 (the “First Supplemental Indenture”), by and between the Company and the Trustee, relating to the Company’s 1.75% Convertible Senior Notes due 2032 (the “Notes”), and as further amended and supplemented by that certain Second Supplemental Indenture, dated as of May 4, 2017 (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), by and between the Company and the Trustee, that each holder of the Notes (each, a “Holder”) has the right (the “Fundamental Change Repurchase Right”), at the Holder’s option, to require the Company to repurchase for cash such Holder’s Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on June 15, 2017 (the “Fundamental Change Repurchase Date”). The repurchase price (the “Fundamental Change Repurchase Price”) to be paid by the Company for Notes validly surrendered pursuant to this Fundamental Change Repurchase Right Notice, Notice of Right to Convert, Notice of Reference Property to be Received Upon Conversion, Notice of Entry into Supplemental Indenture and Offer to Repurchase (this “Notice”) and not validly withdrawn will be equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest thereon, if any, to, but excluding, the Fundamental Change Repurchase Date, and less any applicable withholding tax.

Holders may exercise their Fundamental Change Repurchase Right by complying with The Depositary Trust Company’s (“DTC”) applicable procedures for surrendering interests in Notes evidenced by global securities at any time on or before 5:00 p.m. New York City time on June 14, 2017 (the “Fundamental Change Expiration Time”) and by delivering to Continental Stock Transfer & Trust Company, as paying agent (the “Paying Agent”), (i) the applicable Notes through book-entry transfer of such Notes in compliance with the procedures of DTC and (ii) a duly completed and executed Beneficial Owner Information Form (which must be in substantially the form attached hereto as Exhibit A) and FIRPTA Affidavit (which must be in substantially the form attached hereto as Exhibit B). The Beneficial Owner Information Form and FIRPTA Affidavit must be delivered to the Paying Agent by electronic mail to Mark Zimkind at mzimkind@continentalstock.com. The Trustee has informed the Company that, as of the date hereof, all Notes are held through DTC and there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase or conversion hereunder must be delivered through the transmittal procedures of DTC. See “Section 3—Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase” for further information on how to surrender Notes for repurchase through delivery of a notice in accordance with DTC’s applicable procedures (the “Fundamental Change Repurchase Exercise Notice”) and how to deliver the Beneficial Owner Information Form and FIRPTA Affidavit to the Paying Agent.

Any Holder may withdraw its submission of a Fundamental Change Repurchase Exercise Notice with respect to any Notes, in whole or in part, by delivering a notice of withdrawal in accordance with DTC’s applicable procedures to the Paying Agent at any time prior to the Fundamental Change Expiration Time. The Paying Agent will pay the Fundamental Change Repurchase Price for any Notes in respect of which a Fundamental Change Repurchase Exercise Notice is provided to the Paying Agent prior to the Fundamental Change Expiration Time in cash to the Holder of such Notes to the account at DTC of the Holder or its nominee, on the later of (i) the Fundamental Change Repurchase Date and (ii) the time of book-entry transfer of such Notes, less any applicable withholding tax. The Fundamental Change Repurchase Right is subject, in all respects, to the terms and conditions of the Indenture, the Notes and this Notice and any related notice materials, as amended and supplemented from time to time.

i

On December 9, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sibanye Gold Limited (“Parent” or “Sibanye”), Thor US HoldCo Inc. and Thor Mergco Inc., an indirect wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on May 4, 2017, (i) Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and (ii) at the effective time of the Merger, each outstanding share of common stock of the Company, par value $0.01 per share (the “Shares”) (other than Shares owned by the Company, Parent or their respective subsidiaries or Shares with respect to which appraisal rights were validly exercised and not lost in accordance with Delaware law) were converted into the right to receive $18.00 per share in cash, without interest and subject to applicable withholding taxes (the “Merger Consideration”). In connection with the Merger, the Company ceased to be a publicly traded company (the “Delisting”) and became a wholly-owned subsidiary of Parent. As a result of the completion of the Merger and the Delisting, a Fundamental Change (as defined in the Indenture, a “Fundamental Change”) occurred on May 4, 2017, and accordingly, each Holder has the Fundamental Change Repurchase Right described herein. The Fundamental Change also constitutes a Make-Whole Adjustment Event (as defined in the Indenture, a “Make-Whole Adjustment Event”).

Alternative to the Fundamental Change Repurchase Right:

You May Elect to Convert Your Notes

As described in the Notice of Anticipated Merger Effective Date; Notice of Right to Convert, dated April 26, 2017, and delivered to all Holders and the Trustee, the Indenture provides that, as a result of the Fundamental Change and the Make-Whole Adjustment Event, and notwithstanding the Fundamental Change Repurchase Right, the Notes are convertible, at the option of the Holder, at any time until the Fundamental Change Repurchase Date (the “Conversion Period”).

If a Holder surrenders Notes for conversion at any time from and including May 4, 2017, the date on which the Make-Whole Fundamental Change occurred, until June 14, 2017, the Business Day immediately prior to the Fundamental Change Repurchase Date (such period, the “Make-Whole Conversion Period”) and the relevant Notice of Conversion (as defined below) is received by Continental Stock Transfer & Trust Company, as conversion agent (the “Conversion Agent”), the Company’s conversion obligation with respect to each $1,000 principal amount of Notes that are converted during such Make-Whole Conversion Period is fixed at an amount in cash equal to the Applicable Conversion Rate (as defined below) of 75.2905 for each $1,000 in principal amount of the Notes, multiplied by $18.00 (i.e., the Merger Consideration). Accordingly, such Holder will be entitled to receive $1,355.23 in cash per $1,000 principal amount of Notes validly surrendered for conversion during the Make-Whole Conversion Period. If you would like to convert your Notes, you must (i) deliver the appropriate instruction form pursuant to DTC’s book-entry conversion program and transfer such Notes to the Conversion Agent, in compliance with the applicable procedures and (ii) deliver a duly completed and executed Beneficial Owner Information Form (which must be in substantially the form attached hereto as Exhibit A) and FIRPTA Affidavit (which must be in substantially the form attached hereto as Exhibit B) to the Conversion Agent, in each case prior to the end of the Make-Whole Conversion Period or the Conversion Period, as applicable. A Note shall be deemed to have been converted immediately prior to the close of business on the date that you have complied with all of these requirements (your “Conversion Date”). See “Section 2.3—Conversion Rights of the Holders” for further information on how to deliver Notes for conversion. You may not convert any Notes with respect to which you have already delivered a Fundamental Change Repurchase Exercise Notice unless you have validly withdrawn such Fundamental Change Repurchase Exercise Notice in accordance with the procedures described in this Notice. Notes properly surrendered for conversion may not be withdrawn.

Entry by the Company and the Trustee into Second Supplemental Indenture; Reference Property to be Delivered in Connection with Conversion is Solely Cash

Pursuant to the terms of the First Supplemental Indenture, in connection with the consummation of the Merger, the Company and the Trustee entered into the Second Supplemental Indenture with respect to the First Supplemental Indenture providing that, following the effective date of the Merger, the Reference Property (as defined in the First Supplemental Indenture) due to any Holder upon such Holder’s conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Applicable Conversion Rate (as defined in the Indenture, the “Applicable Conversion Rate”) multiplied by the Merger Consideration. The Company’s conversion obligation with respect to Notes that are converted during the Make-Whole Conversion Period will be fixed at an amount in cash equal to the Applicable Conversion Rate of 75.2905 for each $1,000 principal amount of Notes, multiplied by $18.00 (i.e., the Merger Consideration). As a result, you will be entitled to receive $1,355.23 in cash per $1,000 principal amount of Notes validly surrendered for conversion during the Make-Whole Conversion Period and $1,133.39 in cash per $1,000 principal amount of Notes validly surrendered for conversion before or after the Make-Whole Conversion Period and during the Conversion Period, in each case, less any applicable withholding tax. See “Section 2.3—Conversion Rights of the Holders” below for a comparison of the amount you will receive if your Notes are converted during the Make-Whole Conversion Period or the Conversion Period and the amount you will receive if your Notes are repurchased through exercise of the Fundamental Change Repurchase Right. The right of Holders to convert their Notes is separate from the Fundamental Change Repurchase Right.

Based on the amount of the Merger Consideration, the Applicable Conversion Rate will not change as a result of the Merger. Accordingly, the value that you will receive if you convert your Notes prior to the end of the Make-Whole Conversion Period or the Conversion Period is more than the funds that you will receive if you validly exercise the Fundamental Change Repurchase Right. You should review this Notice carefully and consult with your own financial and tax advisers. You must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. None of the Company or the Parent or any of their respective affiliates, or any of its or their respective boards of directors, employees, advisers or representatives, Delaware Trust Company, in its role as Trustee, and Continental Stock Transfer & Trust Company, as Paying Agent and Conversion Agent, is making any representation or recommendation to any Holder as to whether or not to surrender or convert that Holder’s Notes.

This Notice constitutes (a) the “Fundamental Change Repurchase Right Notice” required to be delivered pursuant to Section 11.02(c) of the Indenture in relation to the Fundamental Change identified herein, (b) the notice of the Holder’s right to convert required to be delivered pursuant to Section 10.01(b)(iii) of the Indenture with respect to each Make-Whole Adjustment Event identified herein, (c) the notice of convertibility in Reference Property (as defined in the First Supplemental Indenture) required to be delivered pursuant to Section 10.07(a) and (d) the notice required by Section 10.07(b) of the Supplemental Indenture that the Trustee and the Company have entered into a supplemental indenture pursuant to Section 8.02(h) of the First Supplemental Indenture.

The Trustee is:

Delaware Trust Company

2711 Centerville Road

Wilmington, Delaware 19808

Attention: Trust Administration

(303) 636-8666 (Facsimile)

The Paying Agent and Conversion Agent is:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

Call: (917) 262-2378

The Information Agent is:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Banks and Brokers, Please Call: (212) 297-0720

Noteholders and All Others, Please Call Toll-Free: (877) 279-2311

No person has been authorized to give any information or to make any representations other than those contained in this Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Notice does not constitute an offer to buy or the solicitation of an offer to sell Notes in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Notice shall not under any circumstances create any implication that the information contained in this Notice is current as of any time subsequent to the date of such information. None of the Company, Parent or any of their respective affiliates, or any of its or their respective boards of directors, employees, advisers or representatives, or Delaware Trust Company, in its role as Trustee, or Continental Stock Transfer & Trust Company, in its role as Paying Agent and Conversion Agent, is making any representation or recommendation to any Holder as to whether or not to surrender or convert (if at all) such Holder’s Notes. You should consult your own financial and tax advisers and must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the right (the “Fundamental Change Repurchase Right”) of each holder of the 1.75% Convertible Senior Notes due 2032 (the “Notes”) to require the Company to repurchase, and the obligation of the Company to repurchase, the Notes, subject to the terms and conditions of the Indenture (as defined below), the Notes and this Fundamental Change Repurchase Right Notice, Notice of Right to Convert, Notice of Reference Property to be Received Upon Conversion, Notice of Entry into Supplemental Indenture and Offer to Repurchase (this “Notice”) and related notice materials, as amended and supplemented from time to time. To understand the Fundamental Change Repurchase Right fully and for a more complete description of the terms of the Fundamental Change Repurchase Right, the Company urges you to read carefully the remainder of this Notice because the information in this summary is not complete. Section references are included to direct you to a more complete description of the topics in this summary. Unless stated to the contrary, or unless the context otherwise requires, references to “the Company,” “we,” “our” or “us” in this Notice refer to Stillwater Mining Company.

Who is offering to repurchase my Notes?

Stillwater Mining Company, a Delaware corporation (the “Company”), is engaged in the development, extraction, processing, smelting and refining of palladium, platinum and associated metals (“platinum group metals” or “PGMs”), and following the consummation of the Merger (as defined below), became an indirect, wholly-owned subsidiary of Sibanye Gold Limited, a public company organized under the laws of South Africa (“Sibanye” or “Parent”). Sibanye is an independent mining group domiciled in and focused on South Africa. Sibanye currently also owns and operates gold, uranium and PGM operations and projects throughout the Witwatersrand Basin and the western limb of the Bushveld Complex in South Africa. In addition, Sibanye is a 50% joint venture partner in Mimosa, a PGM operation in Zimbabwe (See “Section 1.1—The Company”).

Why is the Company offering to repurchase my Notes?

The Company is a party to the Indenture, dated as of November 29, 2010 (the “Base Indenture”), with Delaware Trust Company, as successor to Law Debenture Trust Company of New York, as trustee (the “Trustee”), as amended and supplemented by that certain First Supplemental Indenture, dated as of October 17, 2012 (the “First Supplemental Indenture”), by and between the Company and the Trustee, relating to the Notes and as further amended and supplemented by that certain Second Supplemental Indenture, dated as of May 4, 2017 (the “Second Supplemental Indenture,” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), by and between the Company and the Trustee, relating to the Notes. Pursuant to the terms and conditions of the First Supplemental Indenture, upon a Fundamental Change (as defined in the Indenture, a “Fundamental Change”), each holder of the Notes (each, a “Holder”) may require us to repurchase any or all of its Notes at a repurchase price in cash equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest thereon, if any, to, but excluding, the Fundamental Change Repurchase Date (as defined below) (the “Fundamental Change Repurchase Price”).

On December 9, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sibanye, Thor US HoldCo Inc. and Thor Mergco Inc., an indirect wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on May 4, 2017, (i) Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and (ii) at the effective time of the Merger, each outstanding share of common stock of the Company, par value $0.01 per share (the “Shares”) (other than Shares owned by the Company, Parent or their respective subsidiaries or Shares with respect to which appraisal rights were validly exercised and not lost in accordance with Delaware law) were converted into the right to receive $18.00 per share in cash, without interest and subject to applicable withholding taxes (the “Merger Consideration”). In connection with the Merger, the Company ceased to be a publicly traded company (the “Delisting”) and became a wholly-owned subsidiary of Parent. As a result of the completion of the Merger and the Delisting, a Fundamental Change (as defined in the Indenture, a “Fundamental Change”) occurred on May 4, 2017, and accordingly, each Holder has the Fundamental Change Repurchase Right described herein. The Fundamental Change also constitutes a Make-Whole Adjustment Event (as defined in the Indenture, a “Make-Whole Adjustment Event”). (See “Section 2.1—The Company’s Obligation to Repurchase the Notes”).

What Notes is the Company obligated to repurchase?

We are obligated to repurchase all of the Notes, or any portion of the principal amount thereof that is equal to or an integral multiple of $1,000, validly surrendered pursuant to a Fundamental Change Repurchase Exercise Notice (as defined below) by any Holder that is not validly withdrawn. As of May 15, 2017, there was $335,150,000 aggregate principal amount of Notes outstanding. (See “Section 2—Information Concerning the Notes”)

How much will the Company pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Notes, the Company will pay, in cash, the Fundamental Change Repurchase Price, which is equal to 100% of the principal amount, plus accrued and unpaid interest thereon, if any, to, but excluding, June 15, 2017 (the “Fundamental Change Repurchase Date”), less any applicable withholding tax, with respect to any and all Notes validly surrendered through a notice in accordance with The Depositary Trust Company’s (“DTC”) applicable procedures (the “Fundamental Change Repurchase Exercise Notice”) delivered to Continental Stock Transfer & Trust Company, as Paying Agent (the “Paying Agent”), and not validly withdrawn at any time on or before 5:00 p.m. New York City time on June 14, 2017 (the “Fundamental Change Expiration Time”), and which Notes are delivered to the Paying Agent by book-entry transfer of such Notes in compliance with the procedures of DTC on or after delivery of the Fundamental Change Repurchase Exercise Notice. In addition, Holders of the Notes must also deliver to the Paying Agent a duly completed and executed Beneficial Owner Information Form (which must be in substantially the form attached hereto as Exhibit A) and FIRPTA Affidavit (which must be in substantially the form attached hereto as Exhibit B) at any time on or before the Fundamental Change Expiration Time. The amount of accrued and unpaid interest per $1,000 principal amount of Notes will be calculated by multiplying the current annual interest rate by the number of days that have elapsed since April 15, 2017 (the last interest payment date for the Notes) to, but excluding, the Fundamental Change Repurchase Date, divided by 360 and multiplying the product by each $1,000 principal amount of Notes. The Company estimates that the accrued and unpaid interest payable on the Notes that are surrendered for repurchase will be approximately $2.92 per $1,000 principal amount of Notes surrendered. (See “Section 2.2—Repurchase Price”). Accordingly, the value that you will receive if you validly exercise the Fundamental Change Repurchase Right prior to the end of the Make-Whole Conversion Period or the Conversion Period is substantially less than the funds that you will receive if you convert your Notes.

How will the Company fund the repurchase of the Notes?

The total amount of funds required by us to repurchase all of the Notes pursuant to the Fundamental Change Repurchase Right (assuming all Notes are validly surrendered for repurchase and not validly withdrawn) is approximately $336,127.520 with respect to the Notes. The Company expects to fund the repurchase from available cash on hand and funds made available by Parent or by external borrowings.

The repurchase of Notes pursuant to the Fundamental Change Repurchase Right is not conditioned upon obtaining any financing for the funding thereof. (See “Section 5—Payment for Surrendered Notes; Source and Amount of Funds”).

How can I determine the market value of the Notes?

As of May 15, 2017, the last reported transaction for the Notes on the Financial Industry Regulatory Authority Trade Reporting and Compliance Engine (TRACE) system was $1,351.25 per $1,000 principal amount. To the extent that the Notes are traded, prices of the Notes may fluctuate depending on trading volume, the balance between buy and sell orders, prevailing interest rates and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Notes prior to making any decision with respect to the Fundamental Change Repurchase Right. The closing of the Merger resulted in the Shares no longer being traded on the New York Stock Exchange.

Are my Notes currently convertible?

Yes. As described in the Notice of Anticipated Merger Effective Date; Notice of Right to Convert, dated April 26, 2017, and delivered to all Holders and the Trustee, Holders of Notes currently have the right to convert their Notes until 5:00 p.m. New York City time on June 15, 2017 (the “Conversion Period”).

In addition, if a Holder surrenders Notes for conversion during the Make-Whole Conversion Period and the relevant Notice of Conversion (as defined below) is received by the Conversion Agent, the Company’s conversion obligation with respect to each $1,000 principal amount of Notes that are converted during such Make-Whole Conversion Period is fixed at an amount in cash equal to the Applicable Conversion Rate of 75.2905 for each $1,000 in principal amount of the Notes, multiplied by $18.00 (i.e., the Merger Consideration).

If you do not exercise your Fundamental Change Repurchase Right in accordance with the terms of this Notice, you will retain the conversion rights associated with your Notes. If you deliver a Fundamental Change Repurchase Exercise Notice to the Paying Agent, you may not surrender such Notes for conversion unless you validly withdraw such Fundamental Change Repurchase Exercise Notice prior to the Fundamental Change Expiration Time. If you surrender your Notes for conversion at any time, you will no longer be able to exercise the Fundamental Change Repurchase Right. (See “Section 2.3—Conversion Rights of the Holders”) (See “—What consideration will I receive if I convert my Notes during the Make-Whole Conversion Period or the Conversion Period”).

What consideration will I receive if I convert my Notes during the Make-Whole Conversion Period or the Conversion Period?

Pursuant to the terms of each of the First Supplemental Indenture and the Base Indenture, in connection with the consummation of the Merger, the Company and the Trustee entered into the Second Supplemental Indenture with respect to each of the First Supplemental Indenture and the Base Indenture providing that, following the effective date of the Merger, the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Applicable Conversion Rate (as defined in the Indenture, the “Applicable Conversion Rate”) multiplied by the Merger Consideration.

As a result, if you decide to convert your Notes, the Company’s conversion obligation with respect to each $1,000 principal amount of Notes that are converted during the Conversion Period is fixed at an amount in cash equal to the Applicable Conversion Rate of 75.2905 for each $1,000 in principal amount of the Notes, multiplied by $18.00 (i.e., the Merger Consideration), less any applicable withholding tax. Accordingly, you will be entitled to receive $1,355.23 in cash per $1,000 principal amount of Notes validly surrendered for conversion during the Make-Whole Conversion Period and $1,133.39 in cash per $1,000 principal amount of Notes validly surrendered for conversion before or after the Make-Whole Conversion period but during the Conversion Period, less any applicable withholding tax. See “Section 2.3—Conversion Rights of the Holders” below for a comparison of the estimated amount you will receive if your Notes are converted during the Make-Whole Conversion Period or the Conversion Period and the estimated amount you will receive if your Notes are repurchased through exercise of the Fundamental Change Repurchase Right.

What is the relationship between the offer to repurchase and the convertibility of the Notes?

The right to exercise the Fundamental Change Repurchase Right is a separate right from the right to convert the Notes. If you do exercise your Fundamental Change Repurchase Right by delivering a Fundamental Change Repurchase Exercise Notice with respect to your Notes, you will not be able to convert such Notes unless you validly withdraw your Fundamental Change Repurchase Exercise Notice prior to the Fundamental Change Expiration Time. If you do not exercise your Fundamental Change Repurchase Right, your conversion rights will not be affected. If you have exercised your conversion right and converted your Notes, you may not surrender such Notes under the Fundamental Change Repurchase Right. (See “Section 2.3—Conversion Rights of the Holders”).

What does the board of directors of the Company think of the Fundamental Change Repurchase Right and the conversion rights?

The board of directors of the Company has not made any recommendation as to whether you should surrender your Notes for repurchase under the Fundamental Change Repurchase Right or whether you should exercise your conversion rights. You must make your own decision as to whether or not to surrender your Notes for repurchase pursuant to the Fundamental Change Repurchase Right or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. The Fundamental Change Repurchase Right, our offer to repurchase the Notes pursuant thereto and the notice of your conversion rights, each as described in this Notice, are based on the requirements of the Indenture and the Notes. (See “Section 2.3—Conversion Rights of the Holders”)

When does the Fundamental Change Repurchase Right expire?

The Fundamental Change Repurchase Right expires at 5:00 p.m. New York City time on June 14, 2017, which is the Business Day (as defined in the Indenture) immediately preceding the Fundamental Change Repurchase Date. We do not intend to extend the period that Holders have to exercise the Fundamental Change Repurchase Right unless required by applicable law. (See “Section 2.1—The Company’s Obligation to Repurchase the Notes”)

What are the conditions to the repurchase by the Company of the Notes?

The repurchase by us of Notes that are validly surrendered pursuant to a Fundamental Change Repurchase Exercise Notice that is not validly withdrawn prior to the Fundamental Change Expiration Time is not subject to any condition other than such repurchase being lawful and the satisfaction of the procedural requirements described in this Notice. (See “Section 2.1—The Company’s Obligation to Repurchase the Notes”)

How do I surrender my Notes for repurchase?

To surrender your Notes for repurchase pursuant to the Fundamental Change Repurchase Right, you must deliver to the Paying Agent (i) the Fundamental Change Repurchase Exercise Notice through the transmittal procedures of DTC and (ii) a duly completed and executed Beneficial Owner Information Form (which must be in substantially the form attached hereto as Exhibit A) and FIRPTA Affidavit (which must be in substantially the form attached hereto as Exhibit B) by electronic mail to Mark Zimkind at mzimkind@continentalstock.com in each case prior to the Fundamental Change Expiration Time, and subsequently surrender the Notes to the Paying Agent through the transmittal procedures of DTC.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must (i) contact such nominee if such Holder desires to exercise its Fundamental Change Repurchase Right and instruct such nominee to deliver a Fundamental Change Repurchase Exercise Notice and surrender the Notes on such Holder’s behalf through the transmittal procedures of DTC and (ii) deliver a duly completed and executed Beneficial Owner Information Form and FIRPTA Affidavit directly to the Paying Agent by electronic mail to Mark Zimkind at mzimkind@continentalstock.com, in each case prior to the Fundamental Change Expiration Time.

Holders who are DTC participants should deliver the Fundamental Change Repurchase Exercise Notice and surrender their Notes to the Paying Agent electronically through DTC’s Automated Tender Offer Program, subject to the terms and procedures of that system, and deliver a Beneficial Owner Information Form and FIRPTA Affidavit directly to the Paying Agent.

You bear the risk of untimely submission of the Fundamental Change Repurchase Exercise Notice, the Beneficial Owner Information Form and the FIRPTA Affidavit. You must allow sufficient time for completion of the necessary procedures and delivery of the applicable materials prior to the Fundamental Change Expiration Time, after which time you will not be able to exercise the Fundamental Change Repurchase Right.

By delivering, or instructing your nominee to deliver, the Fundamental Change Repurchase Exercise Notice to the Paying Agent through the transmittal procedures of DTC, you agree to be bound by the terms of the Fundamental Change Repurchase Right set forth in this Notice. (See “Section 3—Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase”).

If I surrender my Notes for repurchase, when will I receive payment for them?

Prior to 11:00 a.m. New York City time on the Fundamental Change Repurchase Date, the Company will deposit with the Paying Agent an amount of money sufficient to pay the Fundamental Change Repurchase Price for all Notes that are to be repurchased as of the Fundamental Change Expiration Time. The Paying Agent will, on the later of (i) the Fundamental Change Repurchase Date and (ii) the time of book-entry transfer of such Notes to the Paying Agent by the Holder thereof in the manner described in this Notice, make payment of the Fundamental Change Repurchase Price to DTC, less any applicable withholding tax, which DTC will thereafter distribute to its participants in accordance with its procedures. (See “Section 5—Payment for Surrendered Notes; Source and Amount of Funds”).

How do I withdraw a Fundamental Change Repurchase Exercise Notice that I have already delivered?

You can withdraw a Fundamental Change Repurchase Exercise Notice that has already been delivered by means of a notice of withdrawal delivered to the Paying Agent at any time prior to the Fundamental Change Expiration Time in accordance with the applicable procedures of DTC.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to withdraw a Fundamental Change Repurchase Exercise Notice and instruct such nominee to withdraw the Fundamental Change Repurchase Exercise Notice through the applicable procedures of DTC prior to the Fundamental Change Expiration Time. (See “Section 4—Right of Withdrawal”).

If I choose to surrender my Notes for repurchase, do I have to surrender all of my Notes or can I surrender just a portion of my Notes?

If you choose to surrender Notes, you are not required to surrender all of your Notes. You may surrender all of your Notes, a portion of your Notes or none of your Notes for repurchase. If you wish to surrender a portion of your Notes for repurchase, however, you must surrender your Notes in a principal amount of $1,000 or an integral multiple of $1,000. (See “Section 3—Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase”).

If I want to convert my Notes during the Make-Whole Conversion Period or the Conversion Period, what should I do?

If you want to convert your Notes during the Make-Whole Conversion Period or the Conversion Period, as applicable, you must (i) deliver the appropriate instruction form pursuant to DTC’s book-entry conversion program and transfer such Notes to the Conversion Agent through the transmittal procedures of DTC and (ii) deliver a duly completed and executed Beneficial Owner Information Form (which must be in substantially the form attached hereto as Exhibit A) and FIRPTA Affidavit (which must be in substantially the form attached hereto as Exhibit B) to the Conversion Agent, in each case prior to the end of the Make-Whole Conversion Period or the Conversion Period, as applicable. A Note shall be deemed to have been converted immediately prior to the close of business on the date that you comply with these requirements (your “Conversion Date”). The Beneficial Owner Information Form and FIRPTA Affidavit must be delivered to the Conversion Agent by electronic mail to Mark Zimkind at mzimkind@continentalstock.com.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must (i) contact such nominee if such Holder desires to exercise its conversion right and instruct such nominee to deliver the appropriate instruction form and the Notes through the transmittal procedures of DTC and (ii) deliver the Beneficial Owner Information Form and FIRPTA Affidavit directly to the Conversion Agent, in each case prior to the end of the Make-Whole Conversion Period or the Conversion Period, as applicable. (See “Section 2.3—Conversion Rights of the Holders”).

If I elect to convert my Notes during the Conversion Period, when will I receive payment?

Upon conversion of a Note, including delivery of the Beneficial Owner Information Form and FIRPTA Affidavit to the Conversion Agent, the consideration due in respect of the conversion, less any applicable withholding tax, will be paid no later than the third Business Day (as defined in the Indenture) immediately following your Conversion Date. (See “Section 2.3—Conversion Rights of the Holders”).

If I have already elected to exercise my Fundamental Change Repurchase Right, can I still convert my Notes?

If you have already exercised your Fundamental Change Repurchase Right by delivering a Fundamental Change Repurchase Exercise Notice with respect to your Notes, you will not be able to convert such Notes unless you validly withdraw your Fundamental Change Repurchase Exercise Notice prior to the Fundamental Change Expiration Time. You bear the risk for untimely withdrawal of a Fundamental Change Repurchase Exercise Notice. Notes properly surrendered for conversion may not be withdrawn. (See “Section 2.3—Conversion Rights of the Holders”).

Do I need to do anything if I do not wish to surrender my Notes for repurchase?

No. If you do not surrender your Notes before the Fundamental Change Expiration Time, we will not repurchase your Notes and such Notes will remain outstanding subject to the existing terms of the Indenture and the Notes. (See “Section 3—Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase”).

If I do not surrender my Notes for conversion during the Make-Whole Conversion Period or the Conversion Period, will I be able to exercise conversion rights, if any, in the future?

Yes. If you do not convert your Notes during the Make-Whole Conversion Period or the Conversion Period or do not deliver a Fundamental Change Repurchase Exercise Notice prior to the Fundamental Change Expiration Time, you will retain the right to convert your Notes for cash consideration if a subsequent conversion right is triggered under Article 10 of the First Supplemental Indenture. Holders that convert their Notes before or after the Make-Whole Conversion Period may not be entitled to a make-whole premium (or may be entitled to a lesser make-whole premium) in connection with such conversion, and as a result, may be entitled to a less favorable Applicable Conversion Rate and less cash consideration. (See “Section 2.3—Conversion Rights of the Holders”).

What are the material U.S. federal income tax consequences if I surrender my Notes for repurchase or exercise my conversion rights with respect to my Notes?

A Holder’s receipt of cash in exchange for Notes pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights generally will be a taxable transaction for U.S. federal income tax purposes and the receipt of cash may be subject to withholding of tax in certain circumstances. For a discussion of certain material U.S. federal income tax consequences applicable to Holders of Notes upon the exercise of either the Fundamental Change Repurchase Right or conversion rights, see “Section 11—Material U.S. Federal Income Tax Considerations.”

Who is the Paying Agent and the Conversion Agent?

Continental Stock Transfer & Trust Company, is serving as Paying Agent and Conversion Agent in connection with the Holders’ Fundamental Change Repurchase Right and conversion rights. Its address and facsimile number are set forth on the front cover page of this Notice.

Who can I talk to if I have questions about the Fundamental Change Repurchase Right or the conversion rights?

Questions and requests for assistance in connection with the mechanics of surrender of Notes for repurchase under the Fundamental Change Repurchase Right or the conversion of the Notes may be directed to Continental Stock Transfer & Trust Company, the Paying Agent and the Conversion Agent, or Okapi Partners LLC, the information agent, at the addresses and telephone numbers set forth on the cover of this Notice. You should direct any other questions you may have to your own financial and tax advisers.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements contained or incorporated by reference in this Fundamental Change Repurchase Right Notice, Notice of Right to Convert, Notice of Reference Property to be Received Upon Conversion, Notice of Entry into Supplemental Indenture and Offer to Repurchase (this “Notice”) contain information that includes or is based on “forward-looking statements.” Forward-looking statements include the management’s judgment regarding future events. In many cases, you can identify such statements by words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “projected,” “forecast,” “will,” “may” or similar expressions. Because these statements reflect current views concerning future events, these forward-looking statements involve risks and uncertainties. All statements, other than statements of historical fact, included in and incorporated by reference into this Notice regarding the Merger, the Company’s financial position, business strategy and plans or objectives for future operations are forward-looking statements.

You should read these forward-looking statements carefully because they discuss our expectations about our future performance or future events, contain projections of our future operating results or our future financial condition, or state other “forward-looking” information.

In addition, the statements in this Notice are made as of May 4, 2017. Subsequent events or developments may cause our views to change. We do not undertake any obligation to update our forward-looking statements after the date of this Notice for any reason, even if new information becomes available or other events occur in the future.

These forward-looking statements should not be relied upon as representing our views as of any date subsequent to May 4, 2017.

IMPORTANT INFORMATION CONCERNING THE FUNDAMENTAL CHANGE REPURCHASE RIGHT AND CONVERSION RIGHTS

1. INFORMATION CONCERNING THE COMPANY.

1.1. The Company.

Stillwater Mining Company, a Delaware corporation (the “Company”), is engaged in the development, extraction, processing, smelting and refining of palladium, platinum and associated metals (“platinum group metals” or “PGMs”), and following the consummation of the Merger (as defined below), became an indirect, wholly-owned subsidiary of Sibanye Gold Limited, a public company organized under the laws of South Africa (“Sibanye” or “Parent”). Sibanye is an independent mining group domiciled in and focused on South Africa. Sibanye currently owns and operates gold, uranium and PGM operations and projects throughout the Witwatersrand Basin and the western limb of the Bushveld Complex in South Africa. In addition, Sibanye is a 50% joint venture partner in Mimosa, a PGM operation in Zimbabwe. The Company’s principal executive offices are located at c/o Stillwater Mining Company, 26 West Dry Creek Circle, Suite 400, Littleton, Colorado 80120. Our telephone number is (406) 373-8700 and our website address is http://stillwatermining.com. The Company’s website address is not intended to function as a hyperlink, and the information contained in the Company’s website is not incorporated by reference in this Notice and you should not consider it as part of the Notice.

Additional information regarding the Company is contained in our filings with the SEC. (See “Section 12—Additional Information”).

1.2. The Merger Agreement.

On December 9, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sibanye, Thor US HoldCo Inc. and Thor Mergco Inc., an indirect wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on May 4, 2017, (i) Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and (ii) at the effective time of the Merger, each outstanding share of common stock of the Company, par value $0.01 per share (the “Shares”) (other than Shares owned by the Company, Parent or their respective subsidiaries or Shares with respect to which appraisal rights were validly exercised and not lost in accordance with Delaware law) were converted into the right to receive $18.00 per share in cash, without interest and subject to applicable withholding taxes (the “Merger Consideration”). In connection with the Merger, the Company ceased to be a publicly traded company (the “Delisting”) and became a wholly-owned subsidiary of Parent. As a result of the completion of the Merger and the Delisting, a Fundamental Change (as defined in the Indenture, a “Fundamental Change”) occurred on May 4, 2017, and accordingly, each Holder has the Fundamental Change Repurchase Right described herein. The Fundamental Change also constitutes a Make-Whole Adjustment Event (as defined in the Indenture, a “Make-Whole Adjustment Event”). In addition, as described in the Notice of Anticipated Merger Effective Date; Notice of Right to Convert, dated April 26, 2017, and delivered to all Holders and the Trustee, each Holder has the right to convert the Notes prior to the end of the Make-Whole Conversion Period (as defined below) or the Conversion Period (as defined below), as applicable.

2. INFORMATION CONCERNING THE NOTES.

The Company’s 1.75% Convertible Senior Notes due 2032 (the “Notes”) were issued under the Indenture, dated as of November 29, 2010 (the “Base Indenture”), by and between Stillwater Mining Company, a Delaware corporation (the “Company”), and Delaware Trust Company, as successor to Law Debenture Trust Company of New York, as trustee (the “Trustee”), as amended and supplemented by that certain First Supplemental Indenture, dated as of October 17, 2012 (the “First Supplemental Indenture”), by and between the Company and the Trustee, relating to the Notes, as further amended and supplemented by that certain Second Supplemental Indenture, dated as of May 4, 2017 (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), by and between the Company and the Trustee. The Notes mature on October 15, 2032.

As of May 15, 2017, there were $335,150,000 aggregate principal amount of Notes outstanding.

2.1. The Company’s Obligation to Repurchase the Notes.

The completion of the Merger and the Delisting each resulted in a Fundamental Change pursuant to the terms of the Notes and the Indenture. As a result, each holder of the Notes (each, a “Holder”) has the right (the “Fundamental Change Repurchase Right”), at the Holder’s option, to require the Company to repurchase for cash such Holder’s Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on June 15, 2017 (the “Fundamental Change Repurchase Date”). This Fundamental Change Repurchase Right will expire at 5:00 p.m. New York City time on June 14, 2017 (the “Fundamental Change Expiration Time”). We do not intend to extend the period that Holders have to exercise the Fundamental Change Repurchase Right unless required by applicable law. Holders may exercise their Fundamental Change Repurchase Right by (i) delivering notice in accordance with The Depositary Trust Company’s (“DTC”) applicable procedures (the “Fundamental Change Repurchase Exercise Notice”) to Continental Stock Transfer & Trust Company, as paying agent (the “Paying Agent”), at any time prior to the Fundamental Change Expiration Time and (ii) delivering the Notes described in the Fundamental Change Repurchase Exercise Notice to the Paying Agent through book-entry transfer of such Notes in compliance with the procedures of DTC on or after the date of delivery of the Fundamental Change Repurchase Exercise Notice. In addition, each Holder must deliver a duly completed and executed Beneficial Owner Information Form (which must be in substantially the form attached hereto as Exhibit A) and FIRPTA Affidavit (which must be in substantially the form attached hereto as Exhibit B) to the Paying Agent prior to the Fundamental Change Expiration Time. See “Section 3—Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase” for further information on how to deliver a Fundamental Change Repurchase Exercise Notice and surrender your Notes for repurchase.

If we make any change to this Fundamental Change Repurchase Right that we determine constitutes a material change, we will promptly disclose the change in a supplement to this Notice that we will distribute, or direct to be distributed, to registered Holders, and we will make a public announcement of such change promptly by means of a press release. We may be required to extend the Fundamental Change Repurchase Date for a period of five to ten business days, depending on the significance of the change, if the Fundamental Change Repurchase Right would otherwise expire during such five to ten business day period. If we are required to extend the Fundamental Change Repurchase Date, we will make a public announcement of such extension promptly by means of a press release. The repurchase by the Company of validly surrendered Notes is not subject to any condition other than such repurchase being lawful and the procedural requirements described in this Notice.

2.2. Repurchase Price.

Pursuant to the terms of the Indenture and the Notes, the repurchase price to be paid by the Company for the Notes is a cash price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest thereon, if any, to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”), less any applicable withholding tax. The Fundamental Change Repurchase Price for any Notes that are validly surrendered and not validly withdrawn prior to the Fundamental Change Expiration Time will be paid by the Paying Agent, on the later of (i) the Fundamental Change Repurchase Date and (ii) the time of book-entry transfer of such Notes to the Paying Agent by the Holder thereof in the manner described in this Notice. Notes validly surrendered for repurchase will be accepted only in principal amounts of $1,000 or an integral multiple of $1,000.

Holders who validly surrender their Notes and timely deliver a Fundamental Change Repurchase Exercise Notice and do not validly withdraw such notice in connection with the Fundamental Change Repurchase Right will be entitled to receive accrued and unpaid interest payable on their Notes accrued to, but excluding, the Fundamental Change Repurchase Date. The amount of accrued and unpaid interest per $1,000 principal amount of Notes will be calculated by multiplying the current annual interest rate by the number of days that have elapsed since April 15, 2017 (the last interest payment date for the Notes) to, but excluding, the Fundamental Change Repurchase Date, divided by 360 and multiplying the product by each $1,000 principal amount of Notes. The Company estimates that the accrued and unpaid interest payable on the Notes that are validly surrendered for repurchase will be approximately $2.92 per $1,000 principal amount of Notes surrendered.

The Fundamental Change Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the Shares. Thus, the Fundamental Change Repurchase Price may be significantly higher or lower than the market price of the Notes on the Fundamental Change Repurchase Date. Holders of Notes are urged to obtain the best available information as to current market prices of the Notes, to the extent available, before making a decision whether to surrender their Notes for repurchase.

Neither the Company, Parent nor any of their respective affiliates, or any of their respective board of directors, employees, advisers or representatives, or Delaware Trust Company, in its role as the Trustee, or Continental Stock Transfer & Trust Company, in its role as the Paying Agent and the Conversion Agent (as defined below), is making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for purchase, or to exercise the conversion rights (if at all), pursuant to this Notice. Each Holder must make such Holder’s own decision as to whether or not to surrender Notes for repurchase or to exercise the conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert, based on such Holder’s assessment of the current market value of the Notes and other relevant factors.

2.3. Conversion Rights of the Holders.

As described in the Notice of Anticipated Merger Effective Date; Notice of Right to Convert, dated April 26, 2017, and delivered to all Holders and the Trustee, and notwithstanding the Fundamental Change Repurchase Right, the Notes are convertible, at the option of the Holder, at any time until the close of business on the Fundamental Change Repurchase Date (the “Conversion Period”). Pursuant to the terms of the First Supplemental Indenture and the Base Indenture, in connection with the consummation of the Merger, the Company and the Trustee entered into the Second Supplemental Indenture providing that, following the effective date of the Merger, the Reference Property due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Applicable Conversion Rate (as defined in the Indenture, the “Applicable Conversion Rate”) multiplied by the Merger Consideration. As a result, if you decide to convert your Notes, the Company’s conversion obligation with respect to each $1,000 principal amount of Notes that are converted during the Make-Whole Conversion Period is fixed at an amount in cash equal to the Applicable Conversion Rate of 75.2905 for each $1,000 in principal amount of the Notes, multiplied by $18.00 (i.e., the Merger Consideration). Accordingly, you will be entitled to receive $1,355.23 in cash per $1,000 principal amount of Notes validly surrendered for conversion during the Make-Whole Conversion Period, less any applicable withholding tax. For Notes validly surrendered for conversion and not validly withdrawn before or after the Make-Whole Conversion Period but during the Conversion Period, the Company’s conversion obligation with respect to each $1,000 principal amount of Notes is fixed at an amount in cash equal to the Applicable Conversion Rate of 62.9664 for each $1,000 in principal amount of the Notes, multiplied by $18.00 (i.e., the Merger Consideration). Accordingly, you will be entitled to receive $1,133.39 in cash per $1,000 principal amount of Notes validly surrendered for conversion before or after the Make-Whole Conversion Period but during the Conversion Period, less any applicable withholding tax.

Upon the conversion of any Notes, a Holder will not receive any separate cash payment for accrued and unpaid interest, and the Company’s settlement of the conversion obligations described above will be deemed to satisfy in full its obligation to pay the principal amount of the Notes and any accrued and unpaid interest thereon to, but not including, the Conversion Date (as defined below). As a result, any accrued and unpaid interest to, but not including, the Conversion Date will be deemed to be paid in full rather than cancelled, extinguished or forfeited upon conversion of any Notes.

To convert your Notes during the Make-Whole Conversion Period or the Conversion Period, you must (i) deliver the appropriate instruction form pursuant to DTC’s book-entry conversion program and transfer such Notes to the Conversion Agent and (ii) deliver a duly completed and executed Beneficial Owner Information Form (which must be in substantially the form attached hereto as Exhibit A) and FIRPTA Affidavit (which must be in substantially the form attached hereto as Exhibit B) to the Conversion Agent , in each case prior to the end of the Make-Whole Conversion Period or the Conversion Period, as applicable. A Note shall be deemed to have been converted immediately prior to the close of business on the date that you have complied with all of these requirements (your “Conversion Date”). The Beneficial Owner Information Form and FIRPTA Affidavit must be delivered to the Conversion Agent by electronic mail to Mark Zimkind at mzimkind@continentalstock.com.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must (i) contact such nominee if such Holder desires to exercise its conversion right and instruct such nominee to deliver the appropriate instruction form and the Notes through the transmittal procedures of DTC and (ii) deliver a duly completed and executed Beneficial Owner Information Form (which must be in substantially the form attached hereto as Exhibit A) and FIRPTA Affidavit (which must be in substantially the form attached hereto as Exhibit B) directly to the Conversion Agent, in each case prior to the end of the Make-Whole Conversion Period or the Conversion Period, as applicable. The Beneficial Owner Information Form and FIRPTA Affidavit must be delivered to the Conversion Agent by electronic mail to Mark Zimkind at mzimkind@continentalstock.com.

Timely delivery of the appropriate instruction form and the Notes in compliance with the transmittal procedures of DTC is the responsibility of the surrendering Holder.

The Company will pay the consideration due in respect of the conversion no later than the third Business Day (as defined in the Indenture) immediately following the relevant Conversion Date.

If you exercise your Fundamental Change Repurchase Right by delivering a Fundamental Change Repurchase Exercise Notice with respect to your Notes, you will not be able to convert such Notes unless you validly withdraw your Fundamental Change Repurchase Exercise Notice prior to the Fundamental Change Expiration Time. Holders bear the risk for untimely withdrawal of a Fundamental Change Repurchase Exercise Notice.

Any Notes that are properly surrendered for conversion may not be withdrawn. Holders that do not surrender their Notes for repurchase pursuant to the Fundamental Change Repurchase Right may surrender their Notes for conversion into cash at any time prior to the end of the Make-Whole Conversion Period or the Conversion Period, as applicable, as described herein or as otherwise provided in the Indenture.

Holders who do not convert their Notes during the Make-Whole Conversion Period or the Conversion Period or do not deliver a Fundamental Change Repurchase Exercise Notice prior to the Fundamental Change Expiration Time will retain the right to convert their Notes for cash consideration if a subsequent conversion right is triggered under Section 10.01(b) of the Indenture.

Please direct any questions or requests for assistance in connection with the surrender of Notes for conversion to the Conversion Agent at the address and facsimile number set forth on the cover of this Notice.

Examples of Your Consideration Alternatives

YOU ARE UNDER NO OBLIGATION TO EXERCISE EITHER THE FUNDAMENTAL CHANGE REPURCHASE RIGHT OR THE CONVERSION RIGHTS DESCRIBED HEREIN, AND YOU MAY CHOOSE TO TAKE NO ACTION AND RETAIN YOUR NOTES.

Assuming you hold Notes in an aggregate principal amount of $1,000 and timely deliver all required documentation:

Fundamental Change Repurchase Right (1)	Conversion (2)	Make-Whole Conversion (3)
$1,002.92	$1,133.39	$1,355.23

(1)	If you exercise the Fundamental Change Repurchase Right and the Notes are repurchased for the Fundamental Change Repurchase Price, you will receive $1,000 plus a sum equal to accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date, for total consideration of approximately $336,127,520, less any applicable withholding tax, for any Notes, assuming a Fundamental Change Repurchase Date of May 4, 2017.
(2)	If you exercise your conversion right before or after the Make-Whole Conversion Period but during the Conversion Period, you will receive cash in an amount equal to the Applicable Conversion Rate of 62.9664 for each $1,000 in principal amount of the Notes, multiplied by $18.00 (i.e., the Merger Consideration). As a result, you will be entitled to receive $1133.39 in cash per $1,000 principal amount of Notes validly surrendered for conversion, less any applicable withholding tax.
(3)	If you exercise your conversion right during the Make-Whole Conversion Period, you will receive cash in an amount equal to the Applicable Conversion Rate of 75.2905 for each $1,000 in principal amount of the Notes, multiplied by $18.00 (i.e., the Merger Consideration). As a result, you will be entitled to receive $1,355.23 in cash per $1,000 principal amount of Notes validly surrendered for conversion, less any applicable withholding tax.

The right of Holders to convert their Notes is separate from the Fundamental Change Repurchase Right. The value that you will receive if you convert your Notes prior to the end of the Make-Whole Conversion Period or the Conversion Period, as applicable, is more than the funds that you will receive if you validly exercise the Fundamental Change Repurchase Right. You should review this Notice carefully and consult with your own financial and tax advisers. You must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. Neither the Company or Parent or any of their respective affiliates, or any of their respective boards of directors, employees, advisers or representatives, or Delaware Trust Company, in its role as the Trustee, or Continental Stock Transfer & Trust Company, in its role as the Paying Agent and the Conversion Agent, is making any representation or recommendation to any Holder as to whether or not to surrender or convert that Holder’s Notes.

2.4. Market for the Notes and the Shares.

There is no established market for trading in the Notes, and they are currently traded over-the-counter. To the extent that the Notes are traded, prices of the Notes may fluctuate depending on a number of factors, including trading volume, the balance between buy and sell orders, prevailing interest rates, the trading price and implied volatility of the Shares (to the extent such Shares are traded) and the market for similar Notes. Following the expiration of the Fundamental Change Repurchase Right and the Conversion Period, the Notes that have not been repurchased or converted may or may not continue to be traded over-the-counter, and if they do continue to trade, the trading market for the Notes may be much more limited. The extent of the public market for the Notes following the expiration of the Fundamental Change Repurchase Right and the Conversion Period will depend upon, among other things, the remaining outstanding principal amount of the Notes at such time, the number of Holders of Notes remaining at that time and the interest on the part of securities firms in maintaining a market in the Notes. The Trustee has informed the Company that, as of the date of this Notice, all of the Notes are held in global form through DTC. As of May 15, 2017, there was $335,150,000 aggregate principal amount of Notes outstanding. As of May 15, 2017, the last reported transaction for the Notes on the Financial Industry Regulatory Authority Trade Reporting and Compliance Engine (TRACE) system was $1351.25 per $1,000 principal amount.

In connection with the Merger, the Shares ceased trading on the New York Stock Exchange on May 4, 2017. Prior to the Merger, the Shares traded on the New York Stock Exchange under the symbol “SWC.” The following table sets forth, for each of the periods indicated, the high and low intraday sale prices per Share as reported on the New York Stock Exchange:

	High	Low
Year Ended December 31, 2015
First Quarter	$14.96	$12.66
Second Quarter	15.07	11.57
Third Quarter	11.99	8.36
Fourth Quarter	12.13	8.16
Year Ended December 31, 2016:
First Quarter	$11.28	$4.99
Second Quarter	12.84	9.02
Third Quarter	15.83	11.92
Fourth Quarter	17.50	11.19
Year Ending December 31, 2017:
First Quarter	$17.24	$16.11
Second Quarter (through May 3, 2017)	18.00	17.15

On May 3, 2017, the last full trading day prior to the Delisting, the closing sale price of the Shares on the New York Stock Exchange was $18.00 per Share. As of May 1, 2017, there were approximately 121,400,528 Shares outstanding. We urge you to obtain current market information for the Notes, to the extent available, before making any decision to either surrender your Notes pursuant to the Fundamental Change Repurchase Right or to surrender your Notes for conversion.

2.5. Ranking.

The Notes are senior unsecured obligations that rank (i) senior in right of payment to the Company’s indebtedness that is expressly subordinated in right of payment by the Notes; (ii) equal in right of payment to the Company’s unsecured indebtedness that is not subordinated; (iii) effectively junior to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and (iv) structurally junior to all indebtedness (including trade payables) of the Company’s subsidiaries.

2.6. Applicable Conversion Rates under the Indenture.

The Base Conversion Rate, Incremental Share Factor and the Daily Conversion Rate Fraction for the Notes prior to the occurrence of a Make-Whole Adjustment Event were 60.4961, 30.2481 and 3.1483, respectively. As a result of the Merger (a Make-Whole Adjustment Event), there was an adjustment to the Daily Conversion Rate Fraction of 0.6162, resulting in a Daily Conversion Rate Fraction of 3.7645 after the Make-Whole Adjustment Event. See “Section 2.3 – Conversion Rights of the Holders” for an estimated amount you will receive if your Notes are converted during the Make-Whole Conversion Period, the Conversion Period or through the exercise of the Fundamental Change Repurchase Right.

3. PROCEDURES TO BE FOLLOWED BY HOLDERS ELECTING TO SURRENDER NOTES FOR REPURCHASE.

In order to receive the Fundamental Change Repurchase Price for their Notes, Holders must deliver the Fundamental Change Repurchase Exercise Notice to the Paying Agent prior to the Fundamental Change Expiration Time and deliver the Notes described in the Fundamental Change Repurchase Exercise Notice to the Paying Agent through book-entry transfer of such Notes in compliance with the procedures of DTC on or after delivery of the Fundamental Change Repurchase Exercise Notice. In addition, each Holder must deliver a duly completed and executed Beneficial Owner Information Form (which must be in substantially the form attached hereto as Exhibit A) and FIRPTA Affidavit (which must be in substantially the form attached hereto as Exhibit B) directly to the Paying Agent prior to the Fundamental Change Expiration Time. The Beneficial Owner Information Form and FIRPTA Affidavit must be delivered to the Paying Agent by electronic mail to Mark Zimkind at mzimkind@continentalstock.com.

Holders may surrender some or all of their Notes; however, any Notes surrendered must be in a principal amount of $1,000 or an integral multiple of $1,000. If Holders do not validly surrender their Notes before the Fundamental Change Expiration Time, those Notes will remain outstanding subject to the existing terms of the Indenture and the Notes.

3.1. Method of Delivery.

The Trustee has informed the Company that, as of the date of this Notice, all Notes are held through DTC and there are no certificated Notes in non-global form. Accordingly, each Fundamental Change Repurchase Exercise Notice and the Notes described therein shall be delivered via an agent’s message that is transmitted through DTC’s Automated Tender Offer Program (“ATOP”), and delivery via ATOP will satisfy the Holder’s Fundamental Change Repurchase Right delivery requirements pursuant to the terms of the Indenture. Delivery of the Fundamental Change Repurchase Exercise Notice and the Notes described therein through ATOP is the responsibility of the surrendering Holder. In addition, a Holder must also deliver a duly completed and executed Beneficial Owner Information Form (which must be in substantially the form attached hereto as Exhibit A) and FIRPTA Affidavit (which must be in substantially the form attached hereto as Exhibit B) directly to the Paying Agent. The Beneficial Owner Information Form and FIRPTA Affidavit must be delivered to the Paying Agent by electronic mail to Mark Zimkind at mzimkind@continentalstock.com.

Holders who are DTC participants should follow the instructions described above. Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must (i) contact such nominee and instruct such nominee to deliver a Fundamental Change Repurchase Exercise Notice and surrender the Notes on such Holder’s behalf through the transmittal procedures described above and (ii) deliver a duly completed and executed Beneficial Owner Information Form (which must be in substantially the form attached hereto as Exhibit A) and FIRPTA Affidavit (which must be in substantially the form attached hereto as Exhibit B) directly to the Paying Agent, in each case prior to the Fundamental Change Expiration Time. The Beneficial Owner Information Form and FIRPTA Affidavit must be delivered to the Paying Agent by electronic mail to Mark Zimkind at mzimkind@continentalstock.com.

Any Fundamental Change Repurchase Exercise Notice sent to DTC by a Holder or by a broker, dealer, commercial bank, trust company or other nominee on a Holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, an agreement to be bound by the terms of the Fundamental Change Repurchase Right, including those set forth in “Section 3.2—Agreement to be Bound by the Terms of the Fundamental Change Repurchase Right” below.

3.2. Agreement to be Bound by the Terms of the Fundamental Change Repurchase Right.

By delivering, or instructing your nominee to deliver, your Fundamental Change Repurchase Exercise Notice through ATOP, a Holder acknowledges and agrees as follows:

•	the Notes described in the Fundamental Change Repurchase Exercise Notice shall be repurchased by the Company pursuant to the terms and conditions set forth in the Notes, the Indenture and this Notice;

•	such Holder agrees to all of the terms of this Notice;

•	such Holder received this Notice and acknowledges that this Notice provides the notice required pursuant to the Indenture with respect to the Fundamental Change Repurchase Right;

•	upon the terms and subject to the conditions set forth in this Notice, the Indenture and the Notes, and effective upon the Fundamental Change Repurchase Date, such Holder (i) irrevocably sells, assigns, and transfers to the Company, all right, title, and interest in and to all the Notes described in the Fundamental Change Repurchase Exercise Notice, (ii) releases and discharges the Company and Delaware Trust Company, in its role as the Trustee, the Paying Agent and the Conversion Agent, and their respective directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, such Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption, conversion or defeasance of the Notes and (iii) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such Notes that are duly surrendered (with full knowledge that the Paying Agent also acts as agent of the Company), with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Fundamental Change Repurchase Price of any surrendered Notes that are repurchased by the Company), all in accordance with the terms set forth in the Indenture, the Notes and this Notice;

•	such Holder represents and warrants that such Holder (i) owns the Notes described in the Fundamental Change Repurchase Exercise Notice and is entitled to surrender such Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes described in the Fundamental Change Repurchase Exercise Notice, and that when such Notes are accepted for repurchase and payment by the Company, the Company will acquired good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•	such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•	such Holder understands that the Company’s acceptance of the Notes for payment pursuant to the procedures described in this Notice will constitute a binding agreement under the law of the State of New York between such Holder and the Company enforceable in accordance with the terms and subject to the conditions of the Fundamental Change Repurchase Right;

•	such Holder understands that all Notes described in any Fundamental Change Repurchase Exercise Notice that are validly delivered and not validly withdrawn prior to the Fundamental Change Expiration Time will be repurchased at the Fundamental Change Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes, this Notice and any related notice materials, as amended and supplemented from time to time;

•	payment for Notes repurchased pursuant to this Notice will be made by deposit of the Fundamental Change Repurchase Price for such Notes with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•	any delivered Fundamental Change Repurchase Exercise Notice may only by withdrawn through DTC in accordance with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw such Fundamental Change Repurchase Exercise Notice prior to the Fundamental Change Expiration Time;

•	all authority conferred or agreed to be conferred pursuant to the terms of the Fundamental Change Repurchase Right hereby shall survive the death or incapacity of the Holder and every obligation of the Holder shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives; and

•	all questions as to the validity, form, eligibility (including time of receipt) and delivery or acceptance of any Fundamental Change Repurchase Exercise Notice or the surrender of Notes for repurchase and the form and validity or any related documents (including time of receipt of notices of withdrawal) will be determined by the Company, whose determination shall be final and binding absent manifest error and subject to applicable law.

•	all questions as to the validity, form, eligibility (including time of receipt) and delivery or acceptance of any Beneficial Owner Information Form or FIRPTA Affidavit will be determined by the Company, whose determination shall be final and binding absent manifest error and subject to applicable law.

3.3. Backup Withholding.

Under the U.S. federal income “backup withholding” tax rules, the relevant withholding agent may be required to withhold a portion of any payments made to certain Holders pursuant to our offer to repurchase the Notes. In order to avoid such backup withholding, each Holder that is a “U.S. person” (as defined in the instructions to the Internal Revenue Service (“IRS”) Form W-9) must certify that such Holder is not subject to backup withholding by completing, signing and submitting to the relevant withholding agent an IRS Form W-9. Similarly, each Holder that is a foreign individual or a foreign entity must certify that such Holder is not subject to backup withholding by completing, signing and submitting to the relevant withholding agent an appropriate form from the IRS Form W-8 series. A U.S. entity that is disregarded for U.S. federal income tax purposes and has a foreign owner must submit an appropriate form from the IRS Form W-8 series, and not an IRS Form W-9. The various IRS Forms W-9 and W-8 may be obtained from the relevant withholding agent or downloaded from the IRS website at http://www.irs.gov. A Holder’s failure to complete, sign and submit to the relevant withholding agent an IRS Form W-9 or an appropriate form from the IRS Form W-8 series will not cause Notes to be deemed invalidly tendered, but may require the relevant withholding agent to withhold a portion of any payments made to the Holder.

3.4 FIRPTA Withholding.

Under Section 1445 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), an amount equal to 15% of the amount realized by a Holder that is a nonresident alien individual, foreign corporation, foreign partnership, foreign trust or foreign estate pursuant to the exercise of the Fundamental Change Repurchase Right or conversion rights, as applicable, is required to be withheld unless the Notes are treated as regularly traded on an established securities market under applicable Treasury Regulations or such Holder does not exceed certain maximum ownership limitations. Based on the definitions in the applicable Treasury Regulations and the characteristics of the Notes, it is not clear whether the Notes should be treated as regularly traded on an established securities market. Accordingly, 15% of the amount realized will be withheld unless a Holder provides direct certification to the Paying Agent or the Conversion Agent, as applicable, that the beneficial owner of the Notes either (i) is not a nonresident alien individual, foreign corporation, foreign partnership, foreign trust, or foreign estate or (ii) is not a 5% Owner (as defined in “Section 11—Material U.S. Federal Income Tax Consequences”) of the Notes. To do so, each Holder must complete the FIRPTA Affidavit provided with this Notice and deliver such FIRPTA Affidavit to the Paying Agent or the Conversion Agent, as applicable, certifying, among other things, the beneficial owner’s U.S. taxpayer identification number (“TIN”), that such beneficial owner either is not a foreign person or is not a 5% Owner and such beneficial owner’s address. Amounts withheld from payments to Holders generally will be creditable against such Holder’s U.S. federal income tax liability, if any, and, if in excess thereof, a refund generally may be obtained from the IRS by filing a U.S. federal income tax return and demonstrating the right to such a refund.

4. RIGHT OF WITHDRAWAL.

A Fundamental Change Repurchase Exercise Notice may be withdrawn at any time prior to the Fundamental Change Expiration Time.

In order to withdraw a previously delivered Fundamental Change Repurchase Exercise Notice, a Holder (or the Holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes to which such notice relates prior to the Fundamental Change Expiration Time. Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to withdraw a Fundamental Change Repurchase Exercise Notice and instruct such nominee to withdraw the Fundamental Change Repurchase Exercise Notice through the withdrawal procedures of DTC.

Notes validly surrendered for repurchase pursuant to the Fundamental Change Repurchase Right may not be converted unless the Fundamental Change Repurchase Exercise Notice with respect to such Notes is first validly withdrawn prior to the Fundamental Change Expiration Time. Holders bear the risk of untimely withdrawal of a Fundamental Change Repurchase Exercise Notice. Notes properly surrendered for conversion may not be withdrawn.

The Company will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, whose determination shall be final and binding absent manifest error and subject to applicable law.

5. PAYMENT FOR SURRENDERED NOTES; SOURCE AND AMOUNT OF FUNDS.

Prior to 11:00 a.m. New York City time on the Fundamental Change Repurchase Date, the Company will deposit with the Paying Agent an amount of money sufficient to pay the Fundamental Change Repurchase Price for each Note or portion of a Note that is to be repurchased as of the Fundamental Change Repurchase Date. The Paying Agent will, on the later of (i) the Fundamental Change Repurchase Date and (ii) the time of book-entry transfer of such Notes to the Paying Agent by the Holder thereof in the manner described in this Notice, make payment of the Fundamental Change Repurchase Price to DTC, subject to any applicable withholding, which DTC will thereafter distribute to its participants in accordance with its procedures.

The total amount of funds required by us to repurchase all of the Notes pursuant to the Fundamental Change Repurchase Right (assuming all outstanding Notes are validly surrendered for repurchase and not validly withdrawn) is approximately $336,127,520, calculated as the sum of (i) $335,150,000, representing 100% of the principal amount of the Notes outstanding as of May 15, 2017, plus (ii) $977,520, representing accrued and unpaid interest on such Notes up to, but excluding, the Fundamental Change Repurchase Date.

The Company expects to fund the repurchase from available cash on hand and funds made available by Parent.

6. NOTES ACQUIRED.

All of the Notes for which a Fundamental Change Repurchase Exercise Notice has been validly delivered and not validly withdrawn as of the Fundamental Change Expiration Time, will, as of the Fundamental Change Repurchase Date, cease to be outstanding and interest on such Notes will cease to accrue, unless the Company fails to pay the Fundamental Change Repurchase Price to the Paying Agent with respect to such Notes as of the Fundamental Change Repurchase Date.

7. PLANS OR PROPOSALS OF THE COMPANY.

Following the consummation of the Merger, all of the outstanding Shares are owned by Parent. In addition, the Shares ceased trading on the New York Stock Market following the consummation of the Merger, the Company filed, a Form 25 with the Securities and Exchange Commission on April 28, 2017, which became effective on May 8, 2017, and the Company filed, on May 8, 2017, a Form 15 with the Securities and Exchange Commission, which became effective on May 8, 2017. The Form 25 and Form 15 were each filed to terminate the registration of the Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and to suspend the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act. The Company terminated its registration effective on May 8, 2017.

As disclosed by the Company in its Current Report on Form 8-K filed on May 4, 2017, in connection with the consummation of the Merger, the former members of the Company’s board of directors were replaced with the individuals listed on Annex A to this Notice.

It is expected that, initially following the Merger, the business and operations of the Company will be continued substantially as they are currently being conducted. Parent is in the process of conducting a comprehensive review of the Company’s business, operations, capitalization and management with a view to optimizing development of the Company’s potential in conjunction with Parent’s other businesses. Parent will continue to evaluate the business and operations of the Company during the pendency of the Fundamental Change Repurchase Right and will take such actions as it deems appropriate under the circumstances then existing.

Except as disclosed in this Notice or in the Company’s definitive proxy statement relating to the Merger, filed on March 23, 2017 (the “Proxy Statement”), neither the Company or Parent, nor any of their respective directors or executive officers, currently have any plans, proposals or negotiations that relate to or would result in any of the events described in Item 1006(c) of Regulation M-A issued under the Exchange Act.

8. INTERESTS OF DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES OF THE COMPANY IN THE NOTES.

Based on a reasonable inquiry by Parent:

•	neither the Company or Parent, nor any executive officer or director of the Company or Parent or any “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of the foregoing persons has any beneficial interest in the Notes; and

•	during the 60 days preceding the date of this Notice, none of such persons engaged in any transactions in the Notes, other than the transactions required by the Indenture described herein.

9. AGREEMENTS INVOLVING THE COMPANY’S SECURITIES.

Based on a reasonable inquiry by Parent, except for, and as contemplated by, the Merger Agreement and as otherwise described in this Notice or the Proxy Statement, neither the Company or Parent, nor any of their respective directors or executive officers, is a party to any agreement, arrangement or understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

10. PURCHASES OF NOTES BY THE COMPANY AND ITS AFFILIATES.

Each of the Company and its affiliates, including their executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes), other than through the Fundamental Change Repurchase Right or a call or redemption of the Notes in accordance with their terms and conditions, from the date of this Notice until at least the tenth business day after the Fundamental Change Repurchase Date. Following such time, if any Notes remain outstanding, the Company and its affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which may be consummated at repurchase prices higher or lower than the Fundamental Change Repurchase Price. Any decision to purchase Notes after the Fundamental Change Repurchase Date, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes validly surrendered for repurchase pursuant to the Fundamental Change Repurchase Right and not validly withdrawn, the business and financial position of the Company and general economic and market conditions.

11. MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS.

This disclosure is limited to the U.S. federal income tax issues addressed herein. Additional issues may exist that are not addressed in this disclosure that could affect the U.S. federal income tax treatment of a disposition of a Note as a result of the exercise of either the Fundamental Change Repurchase Right or conversion rights. Holders should seek their own tax and legal advice based on their particular circumstances from an independent tax adviser.

IN GENERAL

The following discussion summarizes the material U.S. federal income tax considerations that may be relevant to the disposition of a Note as a result of the exercise of either the Fundamental Change Repurchase Right or conversion rights, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This discussion is based upon the provisions of the Code, existing and proposed U.S. Treasury Regulations, administrative rulings, and judicial decisions thereunder now in effect, all of which are subject to change, possibly on a retroactive basis, or are subject to different interpretations. Changes in these authorities, subsequent to the date of this Notice or retroactively applied, may cause the U.S. federal income tax consequences to vary from those discussed below.

This discussion is limited to Holders of Notes who hold the Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the tax considerations arising under U.S. federal estate or U.S. federal gift tax laws or under the law of any state, local, non-U.S. or other jurisdiction. This discussion does not address the 3.8% Medicare tax on net investment income that can also apply to U.S. Holders (as defined below). In addition, this discussion does not address all U.S. federal income tax considerations that may be important to a Holder in light of the Holder’s circumstances, or to certain categories of Holders that may be subject to special tax rules, such as:

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	banks, thrifts, insurance companies, regulated investment companies, real estate investment trusts or other financial institutions;

•	entities that are exempt from U.S. federal income tax;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	persons who hold a Note as a position in a hedging, conversion or constructive sale transaction or a straddle or other risk reduction transaction or as a “synthetic security” or in an integrated transaction;

•	persons that are partnerships or other pass-through entities or holders of interests therein;

•	U.S. Holders (as defined below) whose functional currency is other than the U.S. dollar;

•	governmental bodies or agencies or instrumentalities thereof;

•	Holders subject to the alternative minimum tax; or

•	passive foreign investment companies and controlled foreign corporations.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds a Note, the tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership, among other things. If you are a partnership that holds a Note, you are urged to consult your own tax adviser regarding the tax consequences to you and your partners. See also “—FIRPTA Withholding” below for information on withholding rules that may be applicable to partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes).

All Holders should read the discussion below under “—FIRPTA Withholding.”

We urge you to consult your own tax adviser concerning the particular U.S. federal income tax consequences to you of the disposition of a Note, as well as any consequences under the U.S. federal estate or U.S. federal gift tax laws, under the 3.8% Medicare tax or under the laws of any state, local or non-U.S. jurisdiction or under any applicable tax treaty.

U.S. HOLDERS

You are a “U.S. Holder” for purposes of this discussion if you are a beneficial owner of a Note and you are for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident alien;

•	a corporation (or other entity taxable as a corporation) that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons”, as defined in the Code, have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a “United States person”, as defined in the Code.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

Subject to the discussions under “—Accrued Interest” and “—Market Discount”, on the sale, exchange, redemption or other taxable disposition of a Note (including a disposition of a Note by a U.S. Holder pursuant to the exercise of the Fundamental Change Repurchase Right or conversion rights):

•	You will have taxable gain or loss equal to the difference between the amount of proceeds received on the disposition, other than amounts attributable to accrued but unpaid interest (which will be taxable as described under “—Accrued Interest” below), and your adjusted tax basis in the Note. The proceeds you receive will include the amount of any cash received for the Note.

•	The gain or loss will be long-term capital gain or loss if you held the Note for more than one year at the time of the sale, redemption, exchange, retirement or other disposition. Long-term capital gains of individuals, estates and trusts currently are eligible for reduced rates of U.S. federal income tax. Long-term capital gains of corporations are not subject to reduced U.S. federal income tax rates and are subject to U.S. federal income tax at the same rate as the corporation’s ordinary income. The deductibility of capital losses may be subject to limitation.

•	Your adjusted tax basis in a Note generally will equal the cost of the Note to you, less any principal payments received. If you have elected to include “market discount” (as described below) in income as it accrues, then your tax basis in a Note will be increased by any market discount previously included in gross income. If you purchased a Note for an amount greater than its principal amount, then your tax basis in the Note will be decreased by the amount of any such excess that you have elected to offset against interest income as amortizable bond premium.

Accrued Interest

Amounts received by you upon the disposition of a Note pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights that are attributable to accrued and unpaid interest will be taxable to you as ordinary interest income, to the extent that such interest has not been previously included in income.

Market Discount

In general, if a U.S. Holder acquired a Note with market discount, any gain recognized by you upon the disposition of a Note pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights will be treated as ordinary income to the extent of any market discount on the Note that has accrued during the period that you held such Note, unless you have made an election to include market discount in income as it accrues. A Note generally will be treated as having market discount if the stated redemption price at maturity of the Note exceeded your tax basis in that Note immediately after acquisition by more than a statutorily defined de minimis amount. Market discount accrues on a ratable basis, unless you have elected to accrue market discount using a constant-yield method for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply with respect to payments attributable to accrued but unpaid interest on, and payment of the proceeds from the disposition of, a Note unless, in each case, you are a recipient that is exempt from such information reporting (such as a corporation) and, if required, certify as to that status. Backup withholding will apply to such payments unless you provide the relevant withholding agent with a correct taxpayer identification number (which, if you are an individual, would generally be your Social Security Number), certified under penalties of perjury, as well as certain other information, or you otherwise comply with applicable requirements of the backup withholding rules or establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules generally will be allowed as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information to the IRS. You should consult your tax adviser regarding the application of backup withholding in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

NON-U.S. HOLDERS

You are a “Non-U.S. Holder” for purposes of this discussion if you are a beneficial owner of a Note that is an individual, corporation, estate or trust and that is not a U.S. Holder.

Sale, Exchange, Redemption or Other Disposition of Notes

Subject to the discussion of “—FIRPTA Withholding”, “—Accrued Interest”, “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance Act” below, you will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, redemption or other taxable disposition of a Note (including a disposition of a Note by a Non-U.S. Holder pursuant to the exercise of the Fundamental Change Repurchase Right or conversion rights) unless:

•	The gain resulting from the disposition is effectively connected with your conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is treated as attributable to a permanent establishment maintained by you in the United States), in which case you generally will be subject to tax on such gain in the same manner as a U.S. Holder and, if you are a foreign corporation, you may be subject to an additional branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on after-tax profits effectively connected with the U.S. trade or business to the extent that such after-tax profits are not reinvested and maintained in the business;

•	If you are an individual, you are present in the United States for 183 days or more in the taxable year of such disposition, and certain other requirements are met, in which case you generally will be subject to a 30% tax on the net gain you realize from the sale, exchange, redemption or other taxable disposition of a Note, which may be offset by your U.S.-source capital losses, if any; or

•	The Notes constitute a “United States real property interest” for U.S. federal income tax purposes by reason of the Company’s status as a “United States real property holding corporation” (a “USRPHC”).

Generally, a U.S. corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Because we have significant United States real property holdings, we believe that we may currently be a USRPHC. We also believe it is possible that a Note may be treated as a “United States real property interest” for purposes of the Code and Treasury Regulations. As a result, a Non-U.S. Holder of a Note may be subject to U.S. federal income tax on gain realized in connection with a sale, exchange, redemption or other disposition of a Note (including a disposition of a Note by a Non-U.S. Holder pursuant to the exercise of the Fundamental Change Repurchase Right or conversion rights) (“FIRPTA Tax”).

In general, because our common stock was regularly traded on an established securities market (within the meaning of applicable Treasury Regulations) within the 2017 calendar year, if you dispose of a Note during the 2017 calendar year, you will be subject to FIRPTA Tax only if you are a Non-U.S. Holder (i) who actually or constructively owns or owned at any time within the shorter of your holding period or the 5-year period ending on the date of disposition of your Notes, more than 5% of the total fair market value of the Notes, if the Notes are treated as regularly traded on an established securities market (within the meaning of applicable Treasury Regulations), (ii) who actually or constructively owns Notes with a value greater than 5% of our common stock as of the date on which such Notes were acquired, or on a subsequent date when additional Notes were acquired, if the Notes are treated as not regularly traded on an established securities market (within the meaning of applicable Treasury Regulations (in each case, a “5% Owner”). Because our common stock will cease to be treated as regularly traded on an established securities market (within the meaning of applicable Treasury Regulations), if you choose not to surrender your Notes for repurchase or elect to convert your Notes and subsequently dispose of a Note after the 2017 calendar year, you may be taxed on the gain recognized from the disposition regardless of whether or not you are a 5% Owner.

The application of the rules relating to interests in a USRPHC and to gain recognized on the disposition of the Notes is not entirely clear. Non-U.S. Holders are strongly encouraged to consult their tax advisers regarding the tax consequences to them of a disposition of the Notes, how to satisfy the applicable IRS filing requirements and the consequences to them of failing to satisfy those filing requirements.

Accrued Interest

Subject to the discussion under “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance Act” below, accrued interest paid to you will not be subject to U.S. federal income tax or withholding of U.S. federal tax, provided that you properly certify as to your non-U.S. status as described below, and:

•	you do not actually or constructively own, for U.S. federal income tax purposes, 10% or more of the total combined voting power of all classes of the stock of the Company entitled to vote;

•	you are not, for U.S. federal income tax purposes, a “controlled foreign corporation” related to the Company (actually or constructively);

•	you are not a bank whose receipt of interest on the Notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•	interest on the Notes is not effectively connected with your conduct of a trade or business within the United States and you satisfy certain certification requirements.

Payments of interest on a Note that do not meet the above-described requirements will be subject to a U.S. federal income tax of 30% (or such lower rate provided by an applicable income tax treaty if you establish that you qualify to receive the benefits of such treaty) collected by means of withholding.

Information Reporting and Backup Withholding

You may be subject to information reporting and backup withholding with respect to the proceeds from the disposition of your Notes, unless you comply with certain reporting procedures (usually satisfied by providing the appropriate form from the IRS Form W-8 series) or otherwise establish an exemption. Additional rules relating to information reporting requirements and backup withholding with respect to the payment of proceeds from the sale, exchange, redemption or other taxable disposition of your Notes will apply as follows:

•	If the proceeds are paid to or through the U.S. office of a broker (U.S. or foreign), they generally will be subject to backup withholding and information reporting, unless you certify that you are not a United States person under penalties of perjury (usually on the appropriate form from the IRS Form W-8 series) or otherwise establish an exemption;

•	If the proceeds are paid to or through a non-U.S. office of a broker that is not a United States person and is not a foreign person with certain specified U.S. connections, they will not be subject to backup withholding or information reporting; or

•	If the proceeds are paid to or through a non-U.S. office of a broker that is a United States person or a foreign person with certain specified U.S. connections, they generally will be subject to information reporting (but not backup withholding), unless you certify that you are not a United States person under penalties of perjury (usually on the appropriate form from the IRS Form W-8 series) or otherwise establish an exemption.

Any amounts withheld under the backup withholding rules are treated as a credit against your actual U.S. federal income tax liability and any amounts withheld in excess of your actual U.S. federal income tax liability will be allowed as a refund provided the required information is timely furnished by you to the IRS. Non-U.S. Holders should consult their tax advisers regarding the filing of a U.S. tax return for claiming a refund of such backup withholding.

FIRPTA WITHHOLDING

Under Section 1445 of the Code, a person acquiring stock and certain other interests in a USRPHC from a non-U.S. person generally is required to deduct and withhold a tax equal to 15% of the amount realized by that non-U.S. person on the sale or exchange of such stock or interests (“FIRPTA Withholding Tax”). Section 1445(b)(6) of the Code exempts from FIRPTA Withholding Tax stock that is regularly traded on an established securities market. Under applicable Treasury Regulations, however, other interests in a corporation whose stock is regularly traded on an established securities market are subject to FIRPTA Withholding Tax if the interests themselves are not regularly traded on an established securities market and certain maximum ownership limitations are exceeded.

Based on the definitions in the applicable Treasury Regulations and the characteristics of the Notes, it is not clear whether the Notes should be treated as regularly traded on an established securities market. Accordingly, 15% of the amount realized will be withheld unless a beneficial owner provides direct certification to the Paying Agent or the Conversion Agent, as applicable, that the beneficial owner of the Notes either (i) is not a nonresident alien individual, foreign corporation, foreign partnership, foreign trust, or foreign estate, or (ii) is not a 5% Owner of the Notes. To do so, each beneficial owner must complete the FIRPTA Affidavit provided with this Notice and deliver such FIRPTA Affidavit to the Paying Agent or the Conversion Agent, as applicable, certifying, among other things, the beneficial owner’s U.S. TIN, that such beneficial owner is not a foreign person or 5% Owner and such beneficial owner’s address.

Amounts withheld from payments to beneficial owners generally will be creditable against such beneficial owner’s U.S. federal income tax liability, if any, and, if in excess thereof, a refund generally may be obtained from the IRS by filing a U.S. federal income tax return and demonstrating the right to such a refund.

FOREIGN ACCOUNT TAX COMPLIANCE ACT

Withholding at a rate of 30% will be required on accrued interest on the Notes and, after December 31, 2018, withholding at a rate of 30% will be required on gross proceeds from the sale, exchange or other taxable disposition of, the Notes held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the U.S. Treasury Department to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations, may modify these requirements. Accordingly, the entity through which the Notes are held will affect the determination of whether such withholding is required. Similarly, interest on the Notes and, after December 31, 2018, withholding at a rate of 30% will be required on gross proceeds from the sale, exchange or other taxable disposition of, the Notes held by an investor that is a non-financial, non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners.” Holders should consult their tax advisers regarding the possible implications of these rules on their investment in the Notes.

THE PRECEDING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF NOTES IN LIGHT OF THEIR CIRCUMSTANCES. HOLDERS OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE EXERCISE OF THEIR FUNDAMENTAL CHANGE REPURCHASE RIGHT OR CONVERSION RIGHTS, INCLUDING THE EFFECT OF ANY U.S. FEDERAL, STATE, NON-U.S. OR OTHER LAW.

12. ADDITIONAL INFORMATION.

The Company is currently subject to the reporting and other informational requirements of the Exchange Act and in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the Securities and Exchange Commission (the “SEC”) at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available on the SEC’s website at www.sec.gov.

As described in “Section 7—Plans or Proposals of the Company” above, after the consummation of the Merger, the Shares ceased trading on the New York Stock Market following the consummation of the Merger, the Company filed a Form 25 with the Securities and Exchange Commission on April 28, 2017, which became effective on May 8, 2017, and the Company filed, on May 8, 2017, a Form 15 with the Securities and Exchange Commission, which became effective on May 8, 2017. The Form 25 and Form 15 were each filed to terminate the registration of the Shares under the Exchange Act and to suspend the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act. The Company terminated its registration effective on May 8, 2017.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Fundamental Change Repurchase Right. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto (including this Notice and the Second Supplemental Indenture), may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The Company is incorporating by reference in this Notice some of the information that we file with the SEC, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Notice. We incorporate by reference the documents listed below:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

•	the Company’s Current Reports on Form 8-K filed with (but not furnished to) the SEC on March 6, 2017, March 29, 2017, April 17, 2017, April 25, 2017, April 26, 2017, May 4, 2017 and May 17, 2017;

•	all documents filed by the Company with (but not furnished to) the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act subsequent to the date of this Notice and prior to the Fundamental Change Expiration Time;

•	the Base Indenture between the Company and the Trustee, filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-3, filed with the SEC on November 29, 2010;

•	the First Supplemental Indenture between the Company and the Trustee, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on October 17, 2012;

•	the Form of the 1.75% Convertible Senior Notes due 2032, filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed with the SEC on October 17, 2012; and

•	the Second Supplemental Indenture between the Company and the Trustee, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on May 4, 2017.

A copy of the Merger Agreement is filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the SEC on December 9, 2016.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct. You should not assume that the information in this document or any other of the documents referred to above is accurate as of any date other than the date of the applicable documents.

If a material change occurs in the information set forth in this Notice, we will amend the Schedule TO accordingly.

13. SOLICITATIONS.

Parent has retained Okapi Partners LLC to act as the information agent (the “Information Agent”) and the Company has retained Continental Stock Transfer & Trust Company, to act as the Paying Agent, each in connection with the Fundamental Change Repurchase Right. The Information Agent and the Paying Agent will receive reasonable and customary compensation for its services and be reimbursed for certain reasonable out-of-pocket expenses. Parent will indemnify the Information Agent and the Company will indemnify the Paying Agent, each against certain liabilities and expenses in connection therewith, including certain liabilities under the U.S. federal securities laws.

Except as set forth above, the Company has not, directly or indirectly, employed, retained or compensated any person to make solicitations or recommendations in connection with the Fundamental Change Repurchase Right. Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by us upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

14. CONFLICTS.

In the event of any conflict between this Notice, on the one hand, and the terms of the Indenture, the Notes or any applicable laws, on the other hand, the terms of the Indenture, the Notes or applicable laws, as the case may be, will control.

Neither the Company, Parent or any of their respective affiliates, or any of their respective boards of directors, employees, advisers or representatives, or Delaware Trust Company, in its role as the Trustee, or Continental Stock Transfer & Trust Company, in its role as the Paying Agent and the Conversion Agent, is making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for repurchase, or to exercise the conversion rights (if at all), pursuant to this Notice. Each Holder must make such Holder’s own decision as to whether or not to surrender Notes for repurchase or to exercise the conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert, based on such Holder’s assessment of the current market value of the Notes and other relevant factors.

May 17, 2017	STILLWATER MINING COMPANY

ANNEX A

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of each of the members of the Company’s Board of Directors and each of the Company’s executive officers. The current business address of each director is c/o Sibanye Gold Limited, Libanon Business Park, 1 Hospital Street, Libanon, Westonaria, 1780, South Africa. The current business address of each executive officer is c/o Stillwater Mining Company, 26 West Dry Creek Circle, Suite 400, Littleton, Colorado 80120. The Company’s directors are noted with an asterisk.

Name	Present Principal Occupation
Neal Froneman*	Chief Executive Officer of Sibanye Gold Limited

Charl Keyter*	Chief Financial Officer of Sibanye Gold Limited

Richard Stewart*	Executive Vice President: Business Development of Sibanye Gold Limited

Michael J. McMullen	President and Chief Executive Officer of the Company

Christopher M. Bateman	Chief Financial Officer of the Company

Kristen K. Koss	Vice President, Human Resources and Safety of the Company

Dee L. Bray	Vice President, Mine Operations of the Company

EXHIBIT A

BENEFICIAL OWNER INFORMATION FORM

STILLWATER MINING COMPANY

(the “Issuer”)

FUNDAMENTAL CHANGE REPURCHASE RIGHT NOTICE, NOTICE OF RIGHT TO CONVERT, NOTICE OF REFERENCE PROPERTY TO BE RECEIVED UPON CONVERSION, NOTICE OF ENTRY INTO SUPPLEMENTAL INDENTURE AND OFFER TO REPURCHASE

1.75% Convertible Senior Notes due 2032 (the “Notes”)

(CUSIP No. 86074Q AL6)

This Beneficial Owner Information Form relates to the Issuer’s Fundamental Change Repurchase Right Notice, Notice of Right to Convert, Notice of Reference Property to be Received Upon Conversion, Notice of Entry into Supplemental Indenture and Offer to Repurchase, dated May 4, 2017 (the “Fundamental Change Repurchase Right Notice”). Beneficial owners of Notes who wish to exercise their Fundamental Change Repurchase Right or surrender their Notes for conversion in connection with the Merger must complete and execute this form and deliver it to the Paying Agent or the Conversion Agent, as applicable, in accordance with the instructions set forth below. Capitalized terms used and not defined herein have the meanings ascribed to them in the Fundamental Change Repurchase Right Notice.

The undersigned hereby certifies to the Issuer and the Paying Agent or the Conversion Agent, as applicable, under penalties of perjury that it is the beneficial owner of the Notes described below and the information provided below with respect to the beneficial owner of the Notes corresponds to The Depository Trust Company (“DTC”) Voluntary Offering Instruction (“VOI”) indicated below and is true, correct and complete.

This Beneficial Owner Information Form must be received by the Paying Agent or the Conversion Agent, as applicable. The undersigned hereby represents and warrants that the undersigned has full power and authority to take all such actions indicated with respect to the Notes.

The Beneficial Owner Information Form must be delivered directly to the Paying Agent or the Conversion Agent, as applicable, by electronic mail to Mark Zimkind at mzimkind@continentalstock.com.

Transaction Information

1. Broker Name:

2. Broker DTC Participant Number:

3. Transaction VOI:

4. Aggregate Principal Amount of Notes Tendered for Repurchase:

5. Aggregate Principal Amount of Notes Converted:

Beneficial Owner Information

1. Name:

A-1

2. Address:

3. Telephone Number and/or Email Address:

4. U.S. Taxpayer Identification Number:

5. Beneficial Owner Is:

☐ An individual

☐ A corporation

☐ Other (specify)

Signature of beneficial owner:

Date:

Title (in the case of non-individual):

A-2

EXHIBIT B

FIRPTA Affidavit

The amount realized by a non-U.S. person upon the disposition of interests in a U.S. real property holding corporation (“USRPHC”) that are regularly traded on an established securities market (“publicly traded”) generally are not subject to withholding of U.S. federal income tax. However, the amount realized by a non-U.S. person upon the disposition of non-publicly traded interests in a USRPHC that are or were convertible into publicly traded stock of such USRPHC is subject to withholding at 15% if, on the date on which the non-publicly traded interests were acquired by its present beneficial owner or on a subsequent date when additional such interests were acquired, the interests held by the non-U.S. person (actually or through the application of specified attribution rules) had an aggregate fair market value greater than the fair market value on that date of 5% of the publicly traded class of the USRPHC’s stock into which the interests are or were convertible (a “5% interest”).

Based on the definitions in the applicable Treasury Regulations and the characteristics of the Notes, it is not clear whether the Notes should be treated as publicly traded. Accordingly, 15% of the amount realized upon the disposition of a Note will be withheld, unless the beneficial owner certifies to Stillwater Mining Company (the “Company”) that such beneficial owner (i) is not a nonresident alien individual, foreign corporation, foreign partnership, foreign trust, or foreign estate or (ii) is not the beneficial owner of a 5% interest in the Notes. A beneficial owner providing such certifications does so under penalties of perjury.

Amounts withheld from payments to beneficial owners generally will be creditable against such beneficial owner’s U.S. federal income tax liability, if any, and, if in excess thereof, a refund generally may be obtained from the IRS by filing a U.S. federal income tax return and demonstrating the right to such a refund.

Capitalized terms used and not defined herein have the meanings ascribed to them in the Fundamental Change Repurchase Right Notice.

Beneficial owners should duly complete and execute Part A, Part B or Part C of the FIRPTA Affidavit, as applicable, and deliver directly to the Paying Agent or the Conversion Agent, as applicable, by electronic mail to Mark Zimkind at mzimkind@continentalstock.com.

FIRPTA AFFIDAVIT

PART A: CERTIFICATE OF NON-FOREIGN STATUS OF TRANSFEROR

Section 1445 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person, unless another applicable exemption is met. For U.S. federal income tax purposes (including Section 1445 of the Code), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee (the Company) that withholding of tax is not required upon the disposition of a U.S. real property interest by the transferor by virtue of the transferor not being a foreign person, the undersigned hereby certifies the following:

1.	The transferor, if an individual, is not a nonresident alien for purposes of U.S. federal income taxation, and if not an individual, is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and Treasury Regulations);

2.	The name of the transferor is ;

3.	The transferor (in the case of a non-individual) is not a disregarded entity as defined in Treasury Regulations Section 1.1445-2(b)(2)(iii);

4.	The transferor’s U.S. Social Security number (in the case of an individual) or U.S. Employer Identification Number (in the case of a non-individual) is ;

5.	The transferor’s home address (in the case of an individual) or office address (in the case of a non-individual) is ; and

6.	The transferor is the beneficial owner of the Notes that correspond to the Transaction VOI stated below.

The transferor understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and, if the transferor is not an individual, I further declare that I have authority to sign this document on behalf of the transferor.

Broker Name:

Broker DTC Participant Number:

Transaction VOI:

Signature of transferor:

Date:

Title (in the case of non-individual):

PART B: CERTIFICATE OF FOREIGN TRANSFEROR’S

5% OR LESS BENEFICIAL OWNERSHIP OF NOTES

The applicable Treasury Regulations under Section 1445 of the Code provide that the amount realized by a non-U.S. person upon the disposition of non-publicly traded interests in a U.S. real property holding corporation (“USRPHC”) that are or were convertible into publicly traded stock of such USRPHC is subject to withholding at 15% if, on the date on which the non-publicly traded interests were acquired by its present beneficial owner or on a subsequent date when additional such interests were acquired, the interests held by the non-U.S. person (actually or through the application of specified attribution rules) had an aggregate fair market value greater than the fair market value on that date of 5% of the publicly traded class of the USRPHC’s stock into which the interests are or were convertible (a “5% interest”).

For U.S. federal income tax purposes (including Section 1445 of the Code), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee (the Company) that withholding of tax is not required upon the disposition of a U.S. real property interest by the transferor, the undersigned hereby certifies the following:

1.	The transferor did not own and was not treated as owning under the rules of Treasury Regulations Section 1.897-9T(b) (including the attribution rules of Section 318 of the Code applied therein) a 5% interest in the Notes.

2.	The name of the transferor is ;

3.	The transferor’s home address (in the case of an individual) or office address (in the case of a non-individual) is ;

4.	The transferor’s U.S. taxpayer indentification number is ; and

5.	The transferor is the beneficial owner of the Notes that correspond to the Transaction VOI stated below.

The transferor understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and, if the transferor is not an individual, I further declare that I have authority to sign this document on behalf of the transferor.

Broker Name:

Broker DTC Participant Number:

Transaction VOI:

Signature of the transferor:

Date:

Title (in the case of non-individual):

PART C: CERTIFICATE OF FOREIGN TRANSFEROR’S

MORE THAN 5% BENEFICIAL OWNERSHIP OF NOTES

The applicable Treasury Regulations under Section 1445 of the Code provide that the amount realized by a non-U.S. person upon the disposition of non-publicly traded interests in a U.S. real property holding corporation (“USRPHC”) that are or were convertible into publicly traded stock of such USRPHC is subject to withholding at 15% if, on the date on which the non-publicly traded interests were acquired by its present beneficial owner or on a subsequent date when additional such interests were acquired, the interests held by the non-U.S. person (actually or through the application of specified attribution rules) had an aggregate fair market value greater than the fair market value on that date of 5% of the publicly traded class of the USRPHC’s stock into which the interests are or were convertible (a “5% interest”).

For U.S. federal income tax purposes (including Section 1445 of the Code), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee (the Company) that withholding of tax is required upon the disposition of a U.S. real property interest by the transferor, the undersigned hereby certifies the following:

1.	The transferor owned or was treated as owning under the rules of Treasury Regulations Section 1.897-9T(b) (including the attribution rules of Section 318 of the Code applied therein) a 5% interest in the Notes.

2.	The name of the transferor is ;

3.	The transferor’s home address (in the case of an individual) or office address (in the case of a non-individual) is ;

4.	The transferor’s U.S. taxpayer identification number is ; and

5.	The transferor is the beneficial owner of the Notes that correspond to the Transaction VOI stated below.

The transferor understands that this certification may be disclosed to the Internal Revenue Service by the transferee.

Broker Name:

Broker DTC Participant Number:

Transaction VOI:

Signature of the transferor:

Date:

Title (in the case of non-individual):

B-4